CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 29 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated November 7, 2005, relating to the financial statements and financial highlights appearing in the September 30, 2005, Annual Reports to Shareholders of Vanguard Capital Opportunity Fund, Vanguard Global Equity Fund and Vanguard Strategic Equity Fund, which reports are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Statements" and "Service Providers--Independent Registered Public Accounting Firm" in the Statement of Additional Information.





PricewaterhouseCoopers LLP
Philadelphia, PA
April 18, 2006